Exhibit 10.1

Certain identified information in this document has been excluded because it is both (i) not material and (ii) is the type of information that the Company customarily and actually treats as private or confidential. This document has been marked with “[***]” to indicate where omissions have been made.

CLIENT SERVICES AGREEMENT

(CONTRACT HYBRID)

#525005

This Client Services Agreement (“Agreement”) is made and entered into as of October 23, 2023 (“Effective Date”) by and between Moatable ( formerly Renren US Holdco, Inc.) and any affiliates of Moatable ( formerly Renren US Holdco, Inc.) for whom Vaco LLC provides services under this Agreement (collectively, “Client”) and Vaco LLC (“Vaco”) and its affiliate organizations. Client and Vaco are hereinafter referred to collectively as the “Parties” and individually as a “Party.”

WHEREAS, Client wishes to engage and contract Vaco to provide the consulting services and/or recruiting services described herein in accordance with the terms and conditions contained in this Agreement and included addendum(s), which addendums are incorporated by reference into this Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the Parties hereby agree to the terms set forth below.

Consulting Services

1.Services:

(a)

Upon request, Vaco will provide consulting services, under the supervision and direction of Client, on a project basis according to Client needs. Specific work performed by project will be included as an addendum(s) to this Agreement, which, unless otherwise provided herein, shall include the specific fee for the services provided. The Parties may subsequently agree to add projects and/or work through addendum(s), without the necessity of entering into a new Agreement. The terms of this Agreement will control any such projects and/or work, unless and to the extent the Parties agree otherwise in a writing signed by both Parties.

(b)

A professional provided by Vaco to Client to perform services for Client pursuant to this Agreement is a “Consultant”. Any work product of Consultant provided by Vaco resulting from the services performed pursuant to this Agreement shall be “work-for-hire” and shall belong to the Client. The Consultant shall not be deemed an employee of Client and shall not be entitled to benefits or privileges of Client’s employees. Vaco acknowledges it is solely responsible for compensating the Consultant or Consultant’s employer for the services he/she performs and will withhold such federal, state, and local taxes and unemployment insurance as required by law. Client agrees to pay Vaco for such services at the rate(s) specified in addendum(s) to this Agreement. Client agrees to approve and sign Consultant weekly time records (when required) by noon local time the Monday following the week worked. Approval of weekly time records will constitute Client’s full acceptance of the services. Failure to sign or notify Vaco in writing of a deficiency within this timeframe will constitute Client’s approval of these services.

(c)	Invoicing will be weekly and payment is due to Vaco within thirty (30) days of invoicing. Any late invoicing by Vaco shall not affect Client’s obligation to pay for services rendered.
(d)	If a change of Consultant is required due to circumstances beyond the control of Vaco, Vaco will make every reasonable effort to replace said Consultant.
(e)

Subject to any applicable law to the contrary, Vaco can conduct reference checks (inclusive of background checks) to Client's specifications upon request and furnish Client with this information; it is understood, however, that final reference checks, verification of education, criminal checks, credit

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checks, and other documentation deemed necessary by Client will be performed by Client (if permitted under law).

(a)	If Client (including all of its divisions, subsidiaries or other affiliates) elects to hire or otherwise directly or indirectly use the services of, on a full-time, part-time, or temporary basis, any Consultant, Client agrees to pay Vaco a conversion fee. This fee is payable if the Consultant is hired or otherwise used by Client or its related companies at any time within one (1) year after the termination of the Consultant’s assignment at Client through Vaco.

Vaco Division	Division Summary	Contract Conversion Fee Terms
Vaco Staffing	Executive Support Human Resources Transactional Accounting Sales and Marketing	Percentage of first year’s salary (not including any sign on or guaranteed bonus):
●25%: 0–520 regular hours worked on assignment
●15%: 521–1040 regular hours worked on assignment
●0%: 1041+ regular hours worked on assignment

Vaco Resources	Accounting and Finance Consulting	25% of first year’s salary (not including any sign on or guaranteed bonus)

Vaco Technology (Consulting & Managed Solutions Division)	IT Consulting and Solutions	25% of first year’s salary (not including any sign on or guaranteed bonus)

2.

Client Responsibilities:  Client will provide all technical data, information and resources necessary for Consultant’s performance under this Agreement, including workspace, office supplies and reasonable access to information. Neither Vaco, its Consultant, nor Vaco’s affiliate organizations shall have any liability or risk for any problem attributable to the content, accuracy, completeness or consistency of any information or other resources supplied by Client.

3.

Limited Warranty:  Vaco warrants that the services of Consultant will be provided utilizing reasonable care and skill in accordance with customary industry standards. Vaco expressly disclaims any and all other warranties and representations of any kind or nature, whether express or implied, on its (including its Consultants’) services provided under this Agreement, including, but not limited to, implied warranties of merchantability or fitness for a particular purpose.

4.

Economic Change Adjustment (ECA):  Economic change adjustments will be made on an annual basis for all resources, on hourly rates. For Services performed in the United States and Canada, the adjustment will be on a fixed rate of 3% per annum. For Services performed in the United States and Canada, any other variable adjustments may be agreed by Client and the Consultant and made effective during the course of this engagement or its extensions via executed addendum.

5.

Project Technology Support Fee:  In addition to the fees and expenses (including hourly bill rates and Economic Change Adjustments) otherwise stated in the Agreement, Vaco will charge Client a three percent (3%) Project Technology Support Fee on each invoice for estimated ongoing costs associated with technology tools and platforms used to support any project deliverables , including, but not limited to, cloud services, cloud based software, digital storage, collaboration software, conferencing software and rooms, computer usage, and operations support. This fee is calculated based on labor amounts billed by Vaco’s Consultant under an applicable Addendum/Work Order.

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6.

Non-Solicitation:  Except as provided by this Agreement, Client (including all of its divisions, subsidiaries and other affiliates) will not hire or offer employment to, or otherwise directly or indirectly use the services of, on a full-time, part-time or temporary basis,

(a)	any Consultant who has provided services for Client hereunder until the expiration of one (1) year after termination of Consultant’s most recent assignment to Client, or
(b)

any Consultant or prospective Consultant who has been introduced to, recommended to or interviewed by Client through the services of Vaco, until the expiration of one (1) year after the latest of such interview, discussion, introduction, or presentation of Consultant.

In the event that Client provides the services of any Consultant, or introduces or refers any Consultant, to any third party during the course of any assignment, Client shall obtain the agreement of such third party to the foregoing restrictions and shall be responsible to Vaco for any breach thereof by it or the third party.

If Client (including its divisions, subsidiaries or other affiliates) breaches this section it will pay Vaco an amount equal to thirty-five percent (35%) of the gross annual compensation (including salary plus any guaranteed bonus) of the Consultant at issue, if the Consultant is an employee of, or offered employment by, Client (including its divisions, subsidiaries or other affiliates) or a third party to whom Client introduced or referred the Consultant. If Client breaches this section by having Consultant provide services, or allowing Consultant to provide services, to the Client (including its divisions, subsidiaries or other affiliates) or relevant third party in a capacity other than that of employee (i.e., on a consulting/hourly basis), then Client will pay Vaco an amount equal to the Consultant's last Vaco bill rate multiplied by the total number of hours worked by the Consultant for the Client (including its divisions, subsidiaries or other affiliates) or relevant third party in the twelve (12) month period following the breach of this section.

Recruiting Services

7.

Vaco’s Responsibilities:  After establishing the qualifications for the recruiting assignment, Vaco will identify prospects first by phone to inquire about their background, interest in a new opportunity, qualifications, and technical expertise in specialized industries, accomplishments, financial expectations and career goals.  If the prospect meets basic requirements, a more in-depth interview is conducted faceto-face between Vaco and the prospect (also referred to as a “Candidate”). This interview is designed to further assess the Candidate’s qualifications and overall suitability regarding the Client’s expectations.  After this interview and with the permission of the Candidate, the resume of the Candidate is submitted to the Client in person or via facsimile, e-mail, or mail. Vaco will conduct reference checks to Client’s specifications upon request and will furnish Client with this information, but it is understood that final reference checks, verification of education, criminal checks, credit checks, and other documentation deemed necessary by Client will be performed by Client.

8.

Client’s Responsibilities:  Client will designate a representative for coordination of search and placement activities with Vaco, who will work with Vaco, as required, in the evaluation and screening of prospective Candidates, timely arrangement of interviews, and the arrangement of appropriate activities in the final selection process, to include meetings with appropriate hiring managers. Client will process all Candidates in a professional manner and will keep Vaco informed on a current basis of negotiations with all Candidates.

9.

Fees:  Vaco performs its search activities on a contingency basis, meaning no fee will be assessed unless Client hires one of Vaco’s Candidates. The fee for conducting this search is 25.0% of the Candidate’s first year annual salary. Placement fees are earned by Vaco when a Candidate is hired or otherwise retained either directly or indirectly by Client (including any division, subsidiary or other affiliate of Client)

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following Vaco’s efforts or referral, including but not limited to facsimile or e-mail transmission of a requested resume or Candidate profile, telephone interview, or personal interview, within one year of the last contact made by Vaco to Client regarding the Candidate. Candidates are referred to Client in confidence. Should Client refer or otherwise identify a Candidate referred by Vaco to another company that hires the Candidate within one year of the last contact made by Vaco to Client regarding the Candidate, Client shall be liable for the entire 25.0% fee. All fees are earned and due on the Candidate’s start date. It is mutually agreed that this is a non-exclusive contract (i.e., Client can pursue and secure Candidates from other sources with no obligation to Vaco).

10.

Guarantees:  Vaco guarantees a Candidate for sixty (60) days. If the Candidate resigns or is terminated during the first sixty (60) days of employment, Vaco will take commercially reasonable efforts to replace the Candidate at issue without any additional fee. This guarantee for a replacement at no additional fee only applies to the Candidate at issue being replaced by Vaco. This guarantee is valid only if (i) the full placement fee is paid to Vaco within 10 calendar days from the date the Candidate at issue begins employment with Client, and (ii) if a request for a replacement is received by Vaco within ten (10) calendar days from the date that the Candidate’s services cease. This guarantee is not transferable. This guarantee for a replacement at no additional fee does not apply if (i) Client has not paid Vaco the full fee within the requisite 10 day period, or (ii) if the Candidate at issue is terminated due to a company layoff, a downsizing, a reduction in force, a position elimination, a relocation, a closure of the company or a division or operating unit of the company, or a material change in job description or responsibilities.

Miscellaneous

11.	Term/Termination: The term of this Agreement will commence as of the Effective Date of this Agreement and remain in effect until terminated as permitted herein.
(a)	Without cause, each Party may terminate this Agreement (or any specific projects reflected in subsequent addendum(s)) upon thirty (30) days written notice to the other Party.
(b)

Each Party may terminate the Agreement (or any specific projects reflected in subsequent addendum(s)) with five (5) days written notice, in the event that the other Party has breached any of the terms or conditions of this Agreement and such breach has not been cured within the five (5) days notice period.

Client agrees to pay Vaco for all fees and expenses incurred through the Effective Date of any termination.

12.

Compliance with Laws:  The Parties will comply with all applicable laws, rules, orders, statutes and regulations, including those laws regarding non-discrimination in employment, occupational health and safety, environmental protection, and fair labor standards that may govern them.

13.

Confidentiality: Each of the Parties will take reasonable measures to keep in confidence all of the other Party’s confidential information that it receives in connection with this Agreement, and will not use such confidential information without the other Party’s prior written permission except to perform its obligations hereunder. Confidential information shall include information marked as “proprietary,” “private,” “company private,” or otherwise identified as proprietary to, or a trade secret of, Client or Vaco. Vaco will obtain written agreement from Consultant to adhere to the foregoing.

As relevant, Vaco shall instruct Consultant not to disclose, directly or indirectly, to Client any information or data the disclosure of which would constitute a violation of any obligation of Consultant to any third party.

CSA CONSULTANT/DIRECT HIRE AGREEMENT (USA)	Page 4 of 8

14.

Intellectual Property: Each Party will retain all rights in any software, ideas, concepts, know-how, development tools, techniques, or any other proprietary material or information that it owned or developed prior to the date of the Agreement or any subsequent work order, or acquired or developed after the date of the Agreement or any subsequent work order without reference to or use of the intellectual property of the other Party. All software that is licensed by a Party from a third-party vendor will be and remain the property of such vendor.

15.

Insurance:  Parties agree to carry and maintain in force during the term of this Agreement insurance coverage. While such coverage may vary depending upon the requirements of a particular Client, Parties agree to maintain, at a minimum, coverage as follows: (i) Workers’ Compensation – Statutory with limits as prescribed by applicable state law; (ii) Employer’s Liability with limits of $1,000,000 per occurrence; (iii) Commercial General Liability with limits of $1,000,000 combined single limit bodily injury and property damage, per occurrence/$2,000,000 in the aggregate; these limits may be provided in conjunction with an umbrella policy; (iv) Automobile Liability with limits of $250,000 combined single limit bodily injury and property damage, per occurrence; (v) Employment Practices Liability with limits of $2,000,000 per claim.

16.

Notices:  All notices or other communications hereunder are deemed given when made in writing and (a) delivered in person, (b) delivered to an agent such as an overnight or similar delivery service, (c) delivered via email, or (d) deposited in the United States mail, certified postage prepaid, and addressed as follows:

If to the Client:		If to Vaco:
Client:	Moatable ( formerly Renren US Holdco, Inc.)	Vaco:	Vaco LLC
Attn:	Christina Taylor	Attn:	Contracts Manager
Address 1:	2828 N. Central Avenue Fl 7,	Address 1:	5501 Virginia Way
Address 2:		Address 2:	Suite 120
City:	Phoenix	City:	Brentwood
State:	Arizona	State:	TN
Zip:	85004	Zip:	37027
Email:		Email:	vacolegal@vaco.com

17.

Force Majeure:  Neither Party will be held liable nor deemed to be in default of this Agreement if it is prevented from carrying out its obligations hereunder due to causes beyond its reasonable control, including, but not limited to, any act of God, fire, natural disaster, accident, war, acts of war (declared or not), insurrections, riots, civil commotion, strikes, lockouts or any other labor disturbances, shortages in the marketplace, or acts, omissions or delays in acting by any governmental authority or the other Party.

18.

Limitations on Liability:  Neither Party shall be liable to the other for indirect, incidental, special or consequential damages sustained resulting from the action or inaction of the Party under this Agreement, whether the cause of action against the Party is in contract, breach of warranty, tort, gross negligence or otherwise, including, but not limited to, lost profits, lost opportunities and/or delay damages, even if the Party was aware of or knew the potential for such damages. Vaco’s or Vaco affiliate’s liability for damages hereunder, regardless of the form of action, shall not exceed per claim and in the aggregate the total amount paid by Client for services under this Agreement. No action or proceeding against Vaco may be commenced more than one (1) year after the event giving rise to such claim.

CSA CONSULTANT/DIRECT HIRE AGREEMENT (USA)	Page 5 of 8

19.

Attorney Fees and Costs:  If any action at law or in equity (including a counterclaim) is brought by either Party to enforce the provisions of this Agreement, then the prevailing Party shall be entitled to recover all of its reasonable attorney fees, expenses (including without limitation expert witness fees), and costs from the other Party, including all fees, expenses and costs associated with an appellate proceeding, in addition to any other relief to which the prevailing Party may be entitled.

20.

Governing Law:  This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Tennessee, notwithstanding the conflict of laws doctrines of that or any other jurisdiction. Client hereby stipulates, consents, and agrees that the Chancery and Circuit Courts of Williamson County, Tennessee or the United States District Court for the Middle District of Tennessee shall have exclusive jurisdiction and venue in the event of any litigation arising out of or pertaining to this Agreement. Client hereby waives any objection to suit in said courts, including without limitation any objection to personal jurisdiction.

21.

Use of Names and Marks:  Except as otherwise expressly set forth herein, neither Party may use the names, logos, or marks of the other Party without the prior written approval from the other Party except that Vaco may use the name and logo of Client together with those of other names and logos of Vaco and/or its customers in order to identify Client as a past or current customer of Vaco’s products and services.

22.

Survival of Provisions:  The following provisions of this Agreement shall survive the expiration or termination of this Agreement for any reason:  Sections 1, 3, 5-6, 9, 11-21, and all other provisions of this Agreement that by their nature extend beyond the termination of this Agreement.

23.

Entire Agreement:  This Agreement constitutes the entire Agreement of the Parties hereto regarding the subject matter contained herein and supersedes all prior representations, proposals, discussions, and communications, whether oral or in writing, regarding the matters addressed herein. This Agreement may be modified only in writing and shall be enforceable in accordance with its terms when signed by the Party sought to be bound.

The Parties represent that they have full corporate power and authority to execute this Agreement and to perform their obligations hereunder, and that the person whose signature appears below is fully authorized to enter into this Agreement on behalf of the relevant Party.

Client: Moatable ( formerly Renren US Holdco, Inc.)

Vaco: Vaco LLC

Moatable ( formerly Renren US Holdco, Inc.)	Signature:	/s/ Valdo Melton
/s/ Christina Taylor
VP of HR, North America and Europe	Contact:	Valdo Melton
October 30, 2023 19:56 UTC
IP: 184.191.131.7	Title:	Managing Partner

	Date:	10/30/23

CSA CONSULTANT/DIRECT HIRE AGREEMENT (USA)	Page 6 of 8

ADDENDUM # 2500102

TO CLIENT SERVICES AGREEMENT # 525005

Work Schedule

Client:	Moatable ( formerly Renren US Holdco, Inc.)
Client Location:	2828 N. Central Avenue Fl 7,, Phoenix, Arizona 85004

Vaco Project Manager:	[***]

Client Relationship Contact:	[***]
Description of Work to be Performed:	Interim CFO

Vaco Consultant Resources:

Consultant Name	Hourly Bill Rate	OT Bill Rate	Estimated Start Date	Estimated End Date
Michael Schifsky	$225.00	$337.50	10/23/2023	04/23/2024

Travel
Arrangements	N/A
& Other Expenses:

Conversion Fee: The conversion fee for the Consultant(s) listed above, for this project, shall be as follows:

If Client (including its divisions, subsidiaries, other affiliates) hires or offers employment to the Consultant (or a third party related to this Agreement hires or offers employment to the Consultant) with Vaco’s consent, Client agrees to pay Vaco a Conversion Fee. The Conversion Fee shall be calculated based on the Applicable Percentage (subject to any conditions) as outlined in the below table of such Consultant’s gross annual compensation from Client or its related companies (which includes salary/hourly wages plus any guaranteed bonus). This Conversion Fee is payable and nonnegotiable if the Consultant is hired or otherwise used by Client at any time within one (1) year after the termination of the Consultant’s assignment at Client through Vaco. The Conversion Fee is not subject to any Guarantee provisions of the Client Services Agreement.

Conversion Fee: 20%

If Client hires or offers employment to the Consultant (or by a third party hiring or offering employment to the Consultant) without Vaco’s consent, then the provisions of the Client Services Agreement entitled “Non-Solicitation” and relating to breach shall apply.

Relation to Client Services Agreement:  This document amends the Client Services Agreement and is not intended to replace the Client Services Agreement between the Parties. By signing this Addendum, Client agrees to all Terms and Conditions set forth in the Client Services Agreement and the terms in the Addendum; in the event of conflict, the Terms and Condition in the Addendum shall govern.

CSA CLIENT SERVICES AGREEMENT ADDENDUM (USA)	Page 7 of 8

Client: Moatable ( formerly Renren US Holdco, Vaco: Vaco LLC Inc.)

Signature:	/s/ Christina Taylor	Signature:	/s/ Valdo Melton
Contact:	Christina Taylor	Contact:	Valdo Melton
Title:	VP HR, North American & Europe	Title:	Managing Partner
Date:	10/26/2023	Date:	10/30/23

CSA CLIENT SERVICES AGREEMENT ADDENDUM (USA)	Page 8 of 8